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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ask Jeeves, Inc. for the registration of its Zero Coupon Convertible Subordinated Notes due June 1, 2008 in the amount of $115,000,000 and to the incorporation by reference therein of our report dated January 22, 2003, except for Note 16, as to which the date is September 17, 2003, with respect to the consolidated financial statements and financial statement schedule of Ask Jeeves, Inc. included in its Current Report of Form 8-K filed on September 19, 2003 with the Securities and Exchange Commission.

                                                            /s/ERNST & YOUNG LLP

Walnut Creek, California
September 17, 2003